Exhibit 10.1

Agreement

This Agreement made and entered into as of May 01, 2008 by and between Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), AMO Germany GmbH, a German limited liability company (“AMO Germany”), AMO Switzerland GmbH, a Swiss limited liability company (“AMO Switzerland”), and Holger Heidrich (the “Executive”)

WITNESSETH:

WHEREAS, the Company, AMO Germany and the Executive entered into an employment agreement (the “Employment Agreement”) with an Effective Date of June 28, 2002.

WHEREAS, AMO Switzerland agrees to assume from the Company and AMO Germany the obligations, responsibilities and liabilities under the Employment Agreement.

WHEREAS, the Executive accepts and agrees to the assumption of such obligations, responsibilities and liabilities by AMO Switzerland under complete discharge of the Company and AMO Germany.

WHEREAS, the Company and AMO Germany agree to assign, transfer and make over to AMO Switzerland all rights and claims under the Employment Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Company and AMO Germany agree that the Executive shall perform as from May 1, 2008 from Switzerland his duties and responsibilities as Corporate Vice-President, President, International Government Affairs and President, Europe / Africa / Middle East and shall assume the responsibility as Managing Director (“Geschäftsführer”) of AMO Switzerland GmbH if requested by the Company.

2.	Accordingly, subject to any limitation described hereinafter, AMO Switzerland hereby assumes from the Company and AMO Germany the obligations, debts and liabilities originating from the Employment Agreement, and the Company and AMO Germany hereby assign, transfer and make over to AMO Switzerland all rights and claims originating from the Employment Agreement, provided that AMO Switzerland may not modify or amend, without the express, prior written approval of the Board, any provision of the Employment Agreement which relates to a Change in Control of the Company, including but not limited to the payments and benefits, and conditions associated with payments and benefits, in the event of a Change in Control.

3.	AMO Switzerland hereby accepts the assignment of such rights and claims, and the Executive hereby confirms having been notified thereof.

4.	The Executive agrees to the assumption of the obligations, debts and liabilities by AMO Switzerland in accordance with Sect. 1 hereinbefore and he agrees that the Company and AMO Germany shall hence be discharged from all obligations, debts and liabilities originating from the Employment Agreement. As a result hereof, as from May 1, 2008 the Company and AMO Germany ceases to be a party to the Employment Agreement.

5.	The Executive hereby resigns as of May 1, 2008 as Managing Director (“Geschäftsführer”) of AMO Germany.

6.	Executive acknowledges and agrees that frequent national and international travelling will be required from him to perform his duties and responsibilities under the Employment Agreement. Executive can be requested to perform his duties and responsibilities at an office location the Company or AMO Switzerland currently operates in Switzerland or will operate in Switzerland. Executive also has the opportunity to work from a home office in Switzerland which Executive maintains at his own cost. Executive agrees to be available at the Europe / Africa / Middle East facilities as required from time to time.

7.

Executive’s position as Corporate Vice President, President, International Government Affairs, President Europe / Africa / Middle East shall remain classified Grade 13. AMO Switzerland shall pay the Executive a base salary of gross CHF 600.000 p.a., payable in 12 monthly instalments. Such base salary includes a lump-sum allowance for business expenses calculated in accordance with the Expense Regulations as adopted by AMO Switzerland from time to time and includes compensation if Executive shall be asked to assume the responsibility as Managing Director (“Geschäftsführer”) of AMO Switzerland. Executive continues to participate in the Company’s Management Bonus Plan and Long-Term-Incentive Plan as in place and in accordance with the plan rules.

8.	The provisions set forth in articles 4 and 11.4 of the Employment Agreement shall expire as of May 1, 2008. The parties hereto agree to negotiate the subject matters thereof and to find agreement thereon on or before May 31, 2008 in accordance with the laws and common practice in Switzerland. The Executive and AMO Switzerland agree to negotiate in good faith to deliver to Executive benefits broadly similar to those set forth in the Employment Agreement, with the understanding that Executive shall not be entitled, neither directly or indirectly, to benefits which are not customary in Switzerland or would create excessive cost for the Company, subsidiaries of the Company or AMO Switzerland. The Executive hereby waives any entitlement to fringe benefits being commensurate to those specified in Sect. 4 and 11.4 of the Employment Agreement.

9.	Sect. 11.7 of the Employment Agreement is amended to the effect that the employment of the Executive shall be governed as from May 1, 2008 by the laws of Switzerland, without giving effect to the principles of conflict of laws thereof. Any dispute arising out of or in connection with the employment of the Executive shall be resolved by the courts having jurisdiction in accordance with article 24 of the Swiss Federal Statute on Jurisdiction in Civil Matters.

10.	All costs and expenses associated with the transfer of the employment from the Company and AMO Germany to AMO Switzerland, including but not limited to moving expenses, personal tax and social insurance advice, residence and work permits, general relocation assistance, transfer of company car etc. shall be borne by the Executive.

11.	Executive hereby consents to the changes set forth in this Agreement and agrees that such changes do not and will not constitute Good Reason under the Employment Agreement. Except as expressly set forth herein, the Employment Agreement is not amended, modified or affected by this Agreement, and the Employment Agreement and the obligations of the parties thereunder are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

“COMPANY”	“AMO Germany”

Advanced Medical Optics, Inc.	AMO Germany GmbH

Date: April 27, 2008	Date: April 30, 2008

/s/ AIMEE WEISNER	/s/ GUNTER STERZ
Aimee Weisner	Gunter Sterz
Executive Vice President,	Geschäftsführer AMO Germany GmbH
Administration and Secretary
Date: April 30, 2008

ppa.
/s/ GISELA WILHELM
Gisela Wilhelm
Vice President, International
Human Resources

“AMO Switzerland”	“Executive”

AMO Switzerland GmbH	Date: May 5, 2008

Date: May 2, 2008

/s/ RUDOLF MERKER	/s/ HOLGER HEIDRICH
Dr. Rudolf Merker	Dr. Holger Heidrich